EXHIBIT 3.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NANOVIBRONIX, INC.

NanoVibronix, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:

1.           The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on October 20, 2003 (the “Original Certificate of Incorporation”).

2.           The Original Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 21, 2011 (the “Amended and Restated Certificate of Incorporation”), further amended by an Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 6, 2014 and further amended by an Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on April 7, 2014.

3.           Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended and Restated Certificate of Incorporation, as amended, and declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

4.           ARTICLE IV of the Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph:

“Effective as of 5:00 pm, New York time, on May 7, 2014 (the “Effective Time”) each seven (7) shares of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time (such shares being hereinafter referred to as the “Old Common Stock”), shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”), provided that no fractional shares shall be issued to any registered holder of Old Common Stock immediately prior to the Effective Time, and that instead of issuing such fractional shares to such holders, such fractional shares shall be rounded down to the nearest whole share if the fraction is less than .5 and shall be rounded up to the nearest whole share if the fraction is .5 or greater. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by seven (7), rounded in the manner specified above.”

5.           Pursuant to the resolution of the Board of Directors, the Corporation received written consents in favor of the foregoing amendment from the holders of the necessary number of shares.

6.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, NanoVibronix, Inc., has caused this Certificate to be executed by its duly authorized officer on this 7th day of May, 2014.

NANOVIBRONIX, INC.

By:	/s/ Ophir Shahaf
Ophir Shahaf
Chief Executive Officer